SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                              (Amendment No. 1)(1)

                           CIPHERGEN BIOSYSTEMS, INC.
                           --------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    17252Y104
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

                              (Page 1 of 15 Pages)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 17252Y104                    13G                Page  2  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Raj Rajaratnam
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 611,514
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  611,514
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      611,514
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page  3  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Management, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 611,514
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  611,514
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      611,514
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page  4  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Management, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 611,514
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  611,514
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      611,514
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page  5  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 84,500
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  84,500
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      84,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page  6  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Healthcare Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 58,450
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  58,450
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      58,450
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page  7  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Healthcare Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 427,659
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  427,659
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      427,659
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page  8  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 26,050
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  26,050
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      26,050
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page  9  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 99,355
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  99,355
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      99,355
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page 10  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A). NAME OF ISSUER:

            Ciphergen Biosystems, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            6611 Dumbarton Circle
            Fremont, California 94555

ITEM 2(A). NAME OF PERSON FILING:

            Raj Rajaratnam
            Galleon Management, L.L.C.
            Galleon Management, L.P.
            Galleon Advisors, L.L.C.
            Galleon Healthcare Partners, L.P.
            Galleon Healthcare Offshore, Ltd.
            Galleon Captains Partners, L.P.
            Galleon Captains Offshore, Ltd.

            Each of the foregoing, a "Reporting Person."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For Galleon Management, L.P.:

            135 East 57th Street, 16th Floor
            New York, NY 10022

            For each Reporting Person other than Galleon Management, L.P.:

            c/o Galleon Management, L.P.
            135 East 57th Street, 16th Floor
            New York, NY 10022

ITEM 2(C). CITIZENSHIP:

            For Raj Rajaratnam:  United States
            For Galleon Healthcare Offshore, Ltd. and Galleon Captains Offshore,
                Ltd.: Bermuda
            For each Reporting Person other than Raj Rajaratnam, Galleon
                Healthcare Offshore, Ltd., and Galleon Captains Offshore, Ltd.:
                Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share

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CUSIP NO. 17252Y104                    13G                Page 11  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

ITEM 2(E). CUSIP NUMBER:

            17252Y104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4. OWNERSHIP.

            For Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P.:

            (a)   Amount Beneficially Owned:

                        611,514 shares of Common Stock

            (b)   Percent of Class:

                        2.1% (Based upon 29,354,615 shares outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              611,514

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 611,514

            For Galleon Advisors, L.L.C.:

            (a)   Amount Beneficially Owned:

                        84,500 shares of Common Stock

            (b)   Percent of Class:

                        0.3% (Based upon 29,354,615 shares outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 84,500

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 84,500

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page 12  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

            For Galleon Healthcare Partners, L.P.:

            (a)   Amount Beneficially Owned:

                        58,450 shares of Common Stock

            (b)   Percent of Class:

                        0.20% (Based upon 29,354,615 shares outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 58,450

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 58,450

      For Galleon Healthcare Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        427,659 shares of Common Stock

            (b)   Percent of Class:

                        1.5 % (Based upon 29,354,615 shares outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              427,659

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 427,659

            For Galleon Captains Partners, L.P.:

            (a)   Amount Beneficially Owned:

                        26,050 shares of Common Stock

            (b)   Percent of Class:

                        0.1% (Based upon 29,354,615 shares outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

--------------------------------------------------------------------------------
CUSIP NO. 17252Y104                    13G                Page 13  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 26,050

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 26,050

            For Galleon Captains Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        99,355 shares of Common Stock

            (b)   Percent of Class:

                        0.3% (Based upon 29,354,615 shares outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 99,355

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 99,355

      Pursuant to the partnership agreement of Galleon Healthcare Partners, L.P. and Galleon Captains Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Healthcare Partners, L.P. and Galleon Captains Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Healthcare Offshore, Ltd. and Galleon Captains Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Captains Partners, L.P., and Galleon Captains Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

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CUSIP NO. 17252Y104                    13G                Page 14  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10. CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 17252Y104                    13G                Page 15  of  15  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          /S/ Raj Rajaratnam
                                          --------------------------------------
                                          Raj Rajaratnam, for HIMSELF;
                                          For GALLEON MANAGEMENT, L.P.,
                                            as the Managing Member of its
                                            General Partner, Galleon Management,
                                            L.L.C.;
                                          For GALLEON MANAGEMENT, L.L.C.,
                                            as its Managing Member;
                                          For GALLEON ADVISORS, L.L.C.,
                                            as its Managing Member;
                                          For GALLEON HEALTHCARE PARTNERS, L.P.,
                                            as the Managing Member of its
                                            General Partner, Galleon Advisors,
                                            L.L.C.;
                                          For GALLEON HEALTHCARE OFFSHORE, LTD.,
                                            as the Managing Member of Galleon
                                            Management, L.L.C., which is the
                                            General Partner of Galleon
                                            Management, L.P., which in turn, is
                                            an Authorized Signatory;
                                          For GALLEON CAPTAINS PARTNERS, L.P.,
                                            as the Managing Member of its
                                            General Partner, Galleon Advisors,
                                            L.L.C.;
                                          For GALLEON CAPTAINS OFFSHORE, LTD.,
                                            as the Managing Member of Galleon
                                            Management, L.L.C., which is the
                                            General Partner of Galleon
                                            Management, L.P., which in turn, is
                                            an Authorized Signatory

Dated: February 14, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                                          /s/ Raj Rajaratnam
                                          --------------------------------------
                                          Raj Rajaratnam, for HIMSELF;
                                          For GALLEON MANAGEMENT, L.P.,
                                            as the Managing Member of its
                                            General Partner, Galleon Management,
                                            L.L.C.;
                                          For GALLEON MANAGEMENT, L.L.C.,
                                            as its Managing Member;
                                          For GALLEON ADVISORS, L.L.C.,
                                            as its Managing Member;
                                          For GALLEON HEALTHCARE PARTNERS, L.P.,
                                            as the Managing Member of its
                                            General Partner, Galleon Advisors,
                                            L.L.C.;
                                          For GALLEON HEALTHCARE OFFSHORE, LTD.,
                                            as the Managing Member of Galleon
                                            Management, L.L.C., which is the
                                            General Partner of Galleon
                                            Management, L.P., which in turn, is
                                            an Authorized Signatory;
                                          For GALLEON CAPTAINS PARTNERS, L.P.,
                                            as the Managing Member of its
                                            General Partner, Galleon Advisors,
                                            L.L.C.;
                                          For GALLEON CAPTAINS OFFSHORE, LTD.,
                                            as the Managing Member of Galleon
                                            Management, L.L.C., which is the
                                            General Partner of Galleon
                                            Management, L.P., which in turn, is
                                            an Authorized Signatory

Dated: February 14, 2005